Distribution Agreement

This distribution Agreement is between Kogeto Inc., 51 Wooster Street, Floor 2, New York, NY 10013 USA ("Vendor") and Dr. Bott LLC, 9730 SW Hillman Court, Suite 600 Wilsonville, OR 97070 USA ("Dr. Bott").

Territories (non-exclusive)-
Dr. Bott will have the right to sell Vendor's product within the United States and Canada.

Dr. Bott is authorized to sell vendor's complete line of products. Any product that Dr. Bott receives in a price list, product setup information, packing slips or invoices shall fall under the terms of this agreement.

Vendor will communicate with Dr. Bott regarding any of the existing distribution partners for the selling of vendor's products that are listed in Appendix B. If vendor adds additional distributors, Dr. Bott will be given 30 days written notice of such change in currently active Territories.

Orders & Shipping-
Dr. Bott will order in case quantities whenever possible. Purchase orders will contain the quantity of products to be shipped and may be placed via electronic mail. The vendor will be responsible for delivery (DDP, duties and taxes included) into Dr. Bott warehouse, currently Wilsonville, Oregon.

Vendor will confirm all orders within 1 business day after receipt, including Estimated Time to Ship (ETS) for each product. Vendor will send updated ETS dates if a shipment is delayed for any reason. Vendor will send shipment notification with tracking numbers the same day orders are shipped and will include packing slips in every shipment. Shipment notifications and packing slips will indicate the quantity of product shipped and the Dr. Bott PO number(s). Each case is to be clearly marked with PO Number (numeric and bar coded) and product contained referenced by UPC (numeric and bar coded). See attached "Inbound Logistics Guide" for further details.

Terms-
Vendor will extend terms of net 60 from date of receipt of product at Dr. Bott warehouse. Shipments delivered after 12:01 pm will be received the following day. Shipments that have not been advised, are received damaged, incomplete, not appropriately marked, or contain incorrect information may be additionally delayed. Vendor will provide full price protection on all products in stock, without exception.

Vendor will ensure most favored customer status: Vendor will provide Dr. Bott with best pricing, terms and support (including any marketing funds, early payment discounts, etc.) offered to any customer of the Vendor.

Packaging & Labels-

Initial

Vendor will provide product ready for retail sale (including UPC, etc.). Any assembly and labeling required may incur a charge to the Vendor. Vendor will ship product in inner case quantities no greater than 24 units and master pack quantities no greater than 100 (ideal: inner case of 10, master pack of 50 and less than 40 lbs). Master pack dimensions should be less than UPS Air oversize box dimensions. Various levels of support are available from Dr. Bott including packaging, warehousing, etc. (extra costs may apply).

If packaging is provided in bi- or multi-lingual additions all languages must reflect identical content and be in compliance with local laws and regulations of those countries it is offered in. Product that fails to comply with communicated requirements or local laws will be treated as defective and returned to Vendor.

Returns-
Dr. Bott may, at any time, return any product for full credit, refund or replacement at Dr. Bott's option, including without limitation any product (i) fails to conforms to Dr. Bott's order or Vendor's specifications when delivered: (ii) is returned by customer who claims that the product is defective or fails to operate in accordance with Vendor's specifications or (iii) is returned by a customer pursuant to Dr. Bott's return/exchange policies or applicable law or regulation.

Vendor will promptly reimburse Dr. Bott for any freight for transporting the returned product to Dr. Bott and will bear all freight cost from Dr. Bott to Vendor's facility. Dr. Bott may, but will not be obligated to, return to the Vendor any products returned by a customer under Vendor's end-user warranty and may direct the customer to contact the Vendor directly. Dr. Bott will not be liable for any restocking fees or other charges associated with such returns, including without limitation charges for removing security or other special labels from returned product.

In the case of sales to Apple Canada, vendor will be responsible for costs (duties and taxed included) associated with such returns or allow Dr. Bott to destroy in field (DIF). In cases where vendor has an office or distribution hub within Canada, shipments can be sent there with Apple covering such fees.

Vendor will provide an RMA (return material authorization) within two business days of Dr. Bott's request. At the request of Dr. Bott, Vendor will work with Dr. Bott to implement an automated RMA process.

Vendor will pay any credit amount resulting from the above in cash if current sales volume is not sufficient to offset the credit amount within 30 days.

All Dr. Bott stock will be updated with the current revision free of charge as soon as it is available.

Marketing-
Vendor will provide Dr. Bott with high-resolution images, specs, and pricing at the time

Initial

of product setup. Other marketing material will be provided to assist with sales. Dr. Bott will include qualifying products and product updates in weekly reseller emails. Dr. Bott will include products in print and web advertising when appropriate. Dr. Bott will offer marketing opportunities to Vendor as they become available, including reseller mailings, in-order inserts, postcards, catalogs, etc.

Dr. Bott will offer resellers special dealer demo pricing as agreed by Kogeto. This is limited to one of each item per retail location and the specific terms vary by country. Vendor will list Dr. Bott and Dr. Bott distribution partners, as distributors on their website and marketing materials.

Warranty and Legal Requirements-
Vendor will support at least the legal minimum warranty to the end user in the sale territory without exception, and will hold Dr. Bott free of the consequences of any legally required warranties and of any Vendor-defined warranties regardless of current status of this Agreement.

Vendor will support all local waste, emissions, toxic hazard and similar environmental regulations of the targeted markets and will hold Dr. Bott free of any consequences of such regulations regardless of current status of this Agreement. Examples of such regulations are: FCC, CE, PSE, WEEE, RoHS and their counterparts in the sale territory. Vendor will not attempt or support sales that bypass such regulations under any circumstance, nor will Vendor target promotion of such sales from outside the concerned territories.

Any activity in breach of warranty and legal requirements will result in the Vendor indemnifying and holding Dr. Bott and any intermediate reseller free from any and all consequences of local legislation included but not limited to consequential damages (e.g. lost sales from obligation to pull product). In addition such breach will result in the Vendor refunding the full end-user price for the full amount of product in such breach.

Product Liability-
Vendor will hold Dr. Bott free of any consequences of product liability regulations regardless of current status of this agreement.

Duration of Contract and Severability-
This contract will be in effect for one year and will automatically renew annually. Either party may terminate this contract by giving 90 days written notice beginning at the last day of the month that notice is given in. In all cases of dissolution Dr. Bott may cancel any open purchase orders and at its choice return all or part of stock for cash refund within 30 days of shipping such a return.

The Vendor will fulfill all purchase orders before the effective date of termination and Dr. Bott may resell all products on such purchase orders or in stock.

Initial

The ability to return goods and treat warranty cases survives the duration of this contract. This contract is immediately terminated at liquidation or dissolution of either party. This contract is governed by the laws of the United States of America and the State of Oregon. Any litigation between the parties will take place in the state or federal courts in Clackamas County, Oregon, USA or New York, New York. Both parties waive any objections to the jurisdiction of and venue in such courts.

If any provision of this Agreement is invalid or unenforceable, the remaining portions of this Agreement will remain in full force and effect, and the parties will replace the invalid or unenforceable provision with a valid and enforceable provision that achieves the original intent of the parties and the economic effect of the Agreement.

General Terms-
Any notice under this Agreement must be in writing. Notice must be sent to the following address: Dr. Bott LLC, 9730 SW Hillman Court, Suite 600, Wilsonville, OR 97070 USA.

Child Labor: To the best of Vendors knowledge, after due inquiry, neither the products nor any materials procured by the Vendor will be produced or manufactured, in whole or part, by convict or forced labor or any child under the age of 14 or the minimum age permitted by applicable law, whichever is higher.

Changes to the Agreement: Except as otherwise provided in this Agreement, no change to this Agreement will be binding unless in writing and signed by an authorized representative of each party.

Definitions-
Stock: All product currently in stock at Dr. Bott warehouse, Dr. Bott distribution partners, Dr. Bott consignment customers, or en route to any customer, or the inventory of customers who have full return privileges.

Distributor:	Dr. Bott	Vendor:	Kogeto Inc.
Name:	Eric Prentice	Name:	Jeff Glasse
Title:	CEO	Title:	CEO
Address:	9730 SW Hillman Court Suite 600 Wilsonville, OR 97070 503-582-9944	Address:	51 Wooster Street Floor 2 New York, NY 10013 646-490-8169
Date:	August 31, 2011	Date:	8/31/11
Signature:	[signature]	Signature:	[signature]

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Appendix A – Authorized Products

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Appendix B – Existing Distribution Partners

N/A

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